Exhibit 4.20

SEVENTEENTH SUPPLEMENTAL INDENTURE

between

WESTPAC BANKING CORPORATION

and

THE BANK OF NEW YORK MELLON

as Trustee

Dated as of November 9, 2016

SEVENTEENTH SUPPLEMENTAL INDENTURE

SEVENTEENTH SUPPLEMENTAL INDENTURE, dated as of November 9, 2016 (the “Seventeenth Supplemental Indenture”), between WESTPAC BANKING CORPORATION (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and The Chase Manhattan Bank are parties to a Senior Indenture, dated as of July 1, 1999 (the “Base Indenture”), relating to the issuance from time to time by the Company of Securities in one or more series as therein provided;

WHEREAS, the Trustee has succeeded The Chase Manhattan Bank as trustee under the Base Indenture;

WHEREAS, the Company and the Trustee entered into the First Supplemental Indenture, dated as of August 27, 2009 (the “First Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of August 14, 2012 (the “Fifth Supplemental Indenture”), among other things, to supplement and amend certain provisions of the Base Indenture (the Base Indenture, as supplemented and amended by the First Supplemental Indenture and the Fifth Supplemental Indenture is referred to herein as the “Amended Base Indenture” and the Amended Base Indenture as further supplemented and amended by this Seventeenth Supplemental Indenture, is referred to herein as the “Indenture”);

WHEREAS, Section 8.1(5) of the Amended Base Indenture provides that the Company may enter into a supplemental indenture to change or eliminate any of the provisions of the Amended Base Indenture, provided that any such change or elimination shall become effective only with respect to any series of Securities which has not been issued as of the execution of such supplemental indenture or when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, Section 8.1(13) of the Amended Base Indenture provides that the Company may enter into a supplemental indenture to make any other provisions with respect to matters or questions arising under the Amended Base Indenture, provided such action shall not adversely affect the interests of the Holders of Securities of any series;

WHEREAS, the Company deems it advisable to enter into this Seventeenth Supplemental Indenture for the purpose of amending and supplementing certain provisions of the Amended Base Indenture; and

WHEREAS, all conditions and requirements of the Amended Base Indenture necessary to make this Seventeenth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             General Definitions.  For purposes of this Seventeenth Supplemental Indenture:

(a)                                 Capitalized terms used herein without definition shall have the meanings specified in the Amended Base Indenture;

(b)                                 All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Amended Base Indenture; and

(c)                                  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Seventeenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

AMENDMENTS TO AMENDED BASE INDENTURE

Section 2.01                             Amendment to Section 1.1.

(a)                                 The definition of “Authorized Officer” in Section 1.1(a) of the Amended Base Indenture is hereby amended and restated, with respect to all series of Securities, to read in its entirety as follows:

““Authorized Officer” means the Company’s Chairman of the Board, its Managing Director, its Chief Financial Officer, its Deputy Chief Financial Officer, any Group Executive, any General Manager, its Group Treasurer, its Deputy Group Treasurer, its Head of Global Funding, its Head of Structured Funding and Capital, its General Counsel, Treasury & Corporate, its Counsel & Head of Legal, Group Treasury, any Executive Director, Group Treasury, any Director, Group Treasury, any Senior Manager, Group Treasury, its Group Financial Controller, any Senior Vice President or any Vice President or such officers of equivalent status as may be designated from time to time by the Company, and any other persons duly authorized from time to time by the Company.”

(b)                                 The definition of “FATCA” in Section 1.1(a) of the Amended Base Indenture is hereby amended and restated, with respect to all series of Securities issued on or after the date hereof, to read in its entirety as follows:

““FATCA” means Section 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, including any regulations or official interpretations issued, agreements (including, without limitation, intergovernmental agreements) entered into or non-U.S. laws enacted with respect thereto.”

(c)                                  The definition of “Offshore Associate” in Section 1.1(a) of the Amended Base Indenture is hereby deleted.

Section 2.02                             Amendment to Section 7.1.  Section 7.1 of the Amended Base Indenture is hereby amended, with respect to all series of Securities issued on or after the date hereof, to read in its entirety as follows:

“Consolidation, Merger or Sale of Assets Permitted.  The Company may not merge or consolidate with or into any other Person or sell, convey or transfer all or substantially all of its assets to any Person, unless (i) (A) in the case of such merger or consolidation, the Company is the surviving Person or (B) the Person formed by such consolidation or into which the Company is merged, or the Person that acquires by sale, conveyance or transfer, the assets of the Company expressly assumes by supplemental indenture delivered to the Trustee all the obligations of the Company under the Securities and any coupons appertaining thereto and under this Indenture, (ii) immediately thereafter, giving effect to such merger or consolidation, or such sale, conveyance or transfer, no Event of Default shall have occurred and be continuing and (iii) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such merger, consolidation, sale, conveyance or transfer complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with (which Opinion of Counsel may rely on such Officers’ Certificate with respect to compliance with the preceding clause (ii)).  In the event of the assumption by a successor Person of the obligations of the Company as provided in clause (i)(B) of the immediately preceding sentence, such successor Person shall succeed to and be substituted for the Company hereunder and under the Securities and any coupons appertaining thereto and all such obligations of the Company shall terminate.”

Section 2.03                             Amendment to Section 8.1(8).  Section 8.1(8) of the Amended Base Indenture is hereby amended, with respect to all series of Securities issued on or after the date hereof, to read in its entirety as follows:

“(8) to provide for the delivery of indentures supplemental hereto or the Securities of any series in or by means of any computerized, electronic or other medium, including without limitation by pdf or email; or”

Section 2.04                             Amendment to Section 9.8.  Section 9.8 of the Amended Base Indenture is hereby amended and restated, with respect to all series of Securities issued on or after the date hereof, to read in its entirety as follows:

“Withholding Tax and Payment of Additional Amounts.                                (a)                                 Unless otherwise specified as contemplated by Section 3.1, the Company will pay all amounts that it is required to pay in respect of the Securities without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law.  In that event, the Company will pay such additional amounts as may be necessary so that the net amount received by the Holder of the Security, after such withholding or deduction, will equal the amount that the Holder would have received in respect of the Security without such withholding or deduction; provided that the Company will pay no additional amounts in respect of the Security for or on account of:

(1)                                 any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder, or the beneficial owner, of the Security was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein or otherwise had some connection with the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein other than merely holding such Security or receiving payments under such Security;

(2)                                 any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of the Security presented such Security for payment in the Commonwealth of Australia, unless the Holder was required to present such Security for payment and it could not have been presented for payment anywhere else;

(3)                                 any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of the Security presented such Security for payment more than 30 days after the date such payment became due and was provided for, whichever is later, except to the extent that the Holder would have been entitled to the additional amounts on presenting such Security for payment on any day during that 30 day period;

(4)                                 any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(5)                                 any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction;

(6)                                 any tax, duty, assessment or other governmental charge that would not have been imposed if the Holder, or the beneficial owner, of the Security complied with the Company’s request to provide information concerning his, her or its nationality, residence or identity or to make a declaration, claim or filing or satisfy any requirement for information or reporting that is required to establish the eligibility of the Holder, or the beneficial owner, of such Security to receive the relevant payment without (or at a reduced rate of) withholding or deduction for or on account of any such tax, duty, assessment or other governmental charge;

(7)                                 any tax, duty, assessment or other governmental charge that would not have been imposed but for the Holder, or the beneficial owner, of the Security being an associate of the Company’s for purposes of Section 128F of the Australian Tax Act (other than in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme under the Australian Corporations Act);

(8)                                 any tax, duty, assessment or other governmental charge that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Tax Act (or any modification thereof or provision substituted therefor) by the Australian Commissioner of Taxation that such tax, duty, assessment or other governmental charge is payable in circumstances where the Holder, or the beneficial owner, of such Security is a party to or participated in a scheme to avoid such tax which the Company was not a party to;

(9)                                 any tax, duty, assessment or other governmental charge arising under or in connection with FATCA; or

(10)                          any combination of the foregoing.

(b)                                 Subject to the foregoing, additional amounts will also not be payable by the Company with respect to any payment on any Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settler of that fiduciary or member of that partnership or a beneficial owner, in each case, who would not have been entitled to those additional amounts had it been the actual Holder of such Security.

(c)                                  If, as a result of the Company’s consolidation or merger with or into an entity organized under the laws of a country other than the Commonwealth of Australia or a political subdivision of a country other than the Commonwealth of Australia or the sale, conveyance or transfer by the Company of all or substantially all its assets to such an entity, such an entity assumes the obligations of the Company, such entity will pay additional amounts on the same basis, except that references to “the Commonwealth of Australia” (other than in Section 9.8(a)(7)) will be treated as references to both the Commonwealth of Australia and the country in which such entity is organized or resident (or deemed resident for tax purposes).

(d)                                 The Company, and any other Person to or through which any payment with respect to the Securities may be made, shall be entitled to withhold or deduct from any payment with respect to such Securities amounts required to be withheld or deducted under or in connection with FATCA, and Holders and beneficial owners of such Securities shall not be entitled to receive any gross up or other additional amounts on account of any such withholding or deduction.

(e)                                  All references in this Indenture to the payment of the principal of, or any premium or interest on, any Security shall be deemed to include the payment of additional amounts to the extent that, in that context, additional amounts are, were or would be payable under this Section 9.8.”

ARTICLE III
MISCELLANEOUS

Section 3.01                             Integral Part; Effect of Supplement on Indenture.  This Seventeenth Supplemental Indenture constitutes an integral part of the Indenture. Except for the amendments and supplements made by this Seventeenth Supplemental Indenture, the Amended Base Indenture shall remain in full force and effect as executed.

Section 3.02                             Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this Seventeenth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.03                             Trustee Not Responsible for Recitals.  The recitals in this Seventeenth Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or adequacy of this Seventeenth Supplemental

Indenture.

Section 3.04                             Counterparts.  This Seventeenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one instrument.

Section 3.05                             Separability.  In case any provision of this Seventeenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06                             Governing Law.  This Seventeenth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Trustee have executed this Seventeenth Supplemental Indenture as of the date first above written.

WESTPAC BANKING CORPORATION

By:	/s/ Sean Crellin
	Name:	Sean Crellin
	Title:	Director — Corporate, Legal and
Secretariat

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President